ALICO RECLAIMS PROPERTY

Property located in close proximity to Florida Gulf Coast University and Southwest Florida International Airport

 La Belle, FL., September 15, 2010 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that it had reclaimed a 4,157 acre parcel located next to Florida Gulf Coast University in Lee County, Florida. The property has two approved Development Orders, one for a 336 unit residential community and the second for a 27-hole golf course. The property was reclaimed at a public auction in Fort Myers, Florida.  Alico’s subsidiary, Alico-Agri, Ltd previously held a $52.2 million mortgage on the property in addition to $1.7 million in tax certificates.

As a result of the repossession, the net remaining book balance related to the prior sale of the property of approximately $6.7 million, consisting of the mortgage note as adjusted for deferred revenue, commissions payable, accrued interest, property taxes, legal expenses and tax certificates, was reclassified and recorded as basis in the property.

Alico’s President and CEO JD Alexander stated, “We are pleased to regain ownership of this property.  The parcel is strategically positioned in an area which has historically seen high growth due to its proximity to the Southwest Florida Regional Airport and Florida Gulf Coast University.  We continue to evaluate our options regarding the future use of this property.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.